Exhibit (c)(32)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Project Francis Conflicts Committee of the Board of Directors of Arkose GP LLC Perspectives on Alternative Consideration Mix for Series B Settlement August 27, 2018 STRICTLY PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking clie nt of Goldman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a product of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the compani es named herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solicitation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Status of Key Transaction Components

INVESTMENT BANKING DIVISION

	Current	GP	Series B	Upstream S.C.	Midstream S.C.
Merger Consideration	■ 1.775x — $3 cash pool credit	✓	✓	✓	✘ 1.71x + $3 / unit ~1.865
Series B Settlement	■ 18.5mm ■ 1/3 subject to vesting	✓	✓	✓	✓
Pro Forma Distribution	■ Communicate intention to keep Midstream whole for at least 1 year	✓	✓	✓	✓
Governance	■ Delaware C Corp with majority of independent directors	✓	✓	✓	✓
	■ Upstream board to nominate board representatives at new GP	✓	?	?	✓
	■ No staggered board terms	✓	✓	✓	✓
GP Shareholder Vote	■ Majority of unaffiliated unitholders	✓	✓	✓	✓
Midstream Unitholder Vote	■ Majority of unaffiliated shareholders	✓	✓	✓	✓
Registration Rights	■ Upstream, sponsors, and Series B unitholders to have registration rights equivalent to their existing rights	✓	✓	✓	✓

2

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Summary of New AMGP Value Illustrative $10bn Equity Value Before Cash Pool Value Gap $ 111 $(58) $(64) $ 11 $ 3,452 $ 3,341 Midstream Public Upstream GP Common Shares Series B 1.775x w/ $3 Per Unit Cash Credit 1.865x (1.71x w/ $3 Incremental Cash Per Unit) Source: Bloomberg market data as of 24-Aug-2018 3 $ 3,261$ 3,325 $ 343$ 332 $ 2,944$ 3,002

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Option 1: Equity Adjustment Illustrative $10bn Equity Value Before Cash Pool Adjustment Impact $(10) $(9) $(9) $ 29 $ 3,452 $ 3,443 Deal Terms: 1.797 Exchange Ratio Upstream Forfeiture: 1.25mm units Series B Settlement: 18mm shares Midstream Public Upstream GP Common Shares Series B 1.775x w/ $3 Cash Credit per Unit Option 1 Source: Bloomberg market data as of 24-Aug-2018 4 $ 3,261$ 3,252 $ 343$ 333 $ 2,944$ 2,973

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Option 2 – Midstream Public Special Dividend Illustrative $10bn Equity Value Before Cash Pool Adjustment Impact $ 29 $(9) $(10) $(10) $ 3,452 $ 3,442 Deal Terms: 1.775 Exchange Ratio Special Dividends to Midstream Public Unitholders: $0.415 per share Upstream Forfeiture: N/A Series B Settlement: 18mm shares Midstream Public Upstream GP Common Shares Series B 1.775x w/ $3 Cash Credit per Unit Option 2 Source: Bloomberg market data as of 24-Aug-2018 5 $ 3,261$ 3,252 $ 343$ 333 $ 2,944$ 2,973

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Summary Impact of Cash Pool on Key Financial Metrics at New GP Net Leverage Breakeven Coverage1 2018 2019 2020 2021 2022 2019 2020 2021 2022 Free Cash Flow2 Financing Surplus / (Need)2 2019 2020 2021 2022 2019 2020 2021 2022 Status Quo Option 1 Option 2 Source: Arkose Projections, Arkose Merger Model, and Bloomberg market data as of 16-Aug-2018 1 Based on total distributions assuming DPS set based off of Midstream S.Q. base case DPU divided by the all-in exchange ratio of 1.70x. 2 Assumes breakeven distributions paid. 6 $ 78 2.4 x 3.22 x 3.27 x $ 49 $ 47 2.4 x 2.95 x 2.99 x $ 380 $ 351 $ 349 2.2 x 2.70 x 2.73 x $ 838 $ 809 2.1 x 2.52 x 2.54 x $ 807 $ 1,134 2.0 x 2.30 x 2.33 x $ 1,090 $ 1,088 $(571) 1.31 x $(579) 1.31 x $(586) 1.30 x $(509) 1.17 x $(513) 1.24 x $(513) 1.23 x $(264) 1.11 x $(267) 1.23 x $(267) 1.22 x $(223) 1.05 x $(225) 1.19 x $(225) 1.18 x Guidance: 2.0 – 2.5x

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Appendix A: Additional Reference Materials

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Determining Arkose's Overall Status Quo Yield

INVESTMENT BANKING DIVISION

($ in millions, except per share / unit data)

Calculation of Combined Equity Value

	Current Close	AMZ Indexed From 26-Jan
Basic Midstream Units	187	
(+) Midstream LTIP	1	
Midstream Diluted Unit Count	188	
(x) Midstream Unit Price	$ 30.79	$ 31.65
Midstream Diluted Equity Value	$ 5,792	$ 5,955
Current Premium (Discount) to Index		(3)%
GP Shares	186	186
(+) Series B Converted Shares[1]	4.8	5.4
GP Diluted Share Count	191	192
(x) GP Share Price	$ 18.35	$ 21.04
GP Diluted Equity Value	$ 3,505	$ 4,031
Current Premium (Discount) to Index		(13)%
Arkose GP Diluted Equity Value	$ 9,297	$ 9,986
Current Premium (Discount) to Index		(7)%

Calculation of Yield

	Based on Current Prices 2019	Based on Current Prices 2020	Based on 26-Jan Index 2019	Based on 26-Jan Index 2020
Midstream LP DPU	$ 2.21	$ 2.85		
(/) Midstream Unit Price	30.79	30.79	31.65	31.65
Implied Yield	7.2 %	9.3 %	7.0 %	9.0 %
GP DPS	$ 0.89	$ 1.34		
(/) GP Share Price	18.35	18.35	21.04	21.04
Implied Yield	4.8 %	7.3 %	4.2 %	6.4 %
Distributable Cash Flow[2]	$ 795	$ 950		
Distributed Cash[3]	591	802		
Implied Equity Value / Total DCF	11.7 x	9.8 x	12.6 x	10.5 x
Implied Distribution Yield	6.4 %	8.6 %	5.9 %	8.0 %

Source: Arkose Projections and Bloomberg market data as of 24-Aug-2018
Note: Share counts based on 2Q2018 Midstream and GP 10-Qs.
[1] Current Close based on 20-day VWAP; Indexed Series B values based on GP status quo market cap and status quo Series B conversion.
[2] Based on total DCF at Midstream, excluding taxes at GP.
[3] Based on distributions to LPs at Midstream, distributions to Series B unitholders, and dividends to GP shareholders.

Additional Reference Materials 8

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Summary of Value Distribution At Various Exchange Ratios (Shares and $ in millions, except per share data) Pro Forma Ownership Summary Assumed Equity Value ($mm) (-) Cash Consideration $ 10,000 (564) Pro Forma Equity Cash Consideration Per Share (/) GP 20-Trading Day VWAP $ 9,436 $ 3.00 19.01 Exchange Ratio Credit for Cash Consideration 0.158 x Illustrative All In Exchange Ratios Bid-Ask Midpoint Ask All In Exchange Ratio (-) Cash Equivalent 1.775 x (0.158) 1.865 x (0.158) Equity Component Pro Forma Share Count Midstream Public¹ Upstream Series B GP Common Shares 1.617 x 1.707 x Status Quo Metric 89 99 NA 186 144.3 159.9 18.5 186.2 152.4 168.8 18.5 186.2 Value Received Midstream Public Upstream Series B GP Value to Paul and Glen Series B Settlement Exhange of Midstream Units Existing Interest in GP Common Shares Ask - Mid $ 2,944 3,325 64 (11) (111) 332 3,341 Status Quo Metric 81% 0.5 34.9 $ 278 17 648 $ 269 17 627 $(9) 0 (21) Source: Company filings 1 Includes Midstream’s LTIP. 9 Additional Reference Materials Total Value $ 943 $ 913 $(29) Target value 3,261 343 3,452 $ 3,002 $ 58 Pro Forma Shares Outstanding 508.9 525.9 Implied Pro Forma Share Price $ 18.54 $ 17.94

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Potential Alternatives To Bridge the ~$60mm Value Gap Assumes $10bn Equity Value Before Cash Distribution Paid | ($ in millions) Option 1 Option 2 Deal Terms All in Exchange Ratio Midstream Units Cancelled by Upstream (Receive No Merger Consideration) Shares Issued to Settle Series B Midstream Public Special Dividend (Per Unit) 1.797 x 1.25 18.00 $ 0.000 1.775 x 0.00 18.00 $ 0.415 Midstream Public Total Value Delta from Target Upstream Total Value Delta from Target GP Common Shares Total Value Delta from Target Series B Value of Equity Consideration Delta from Target Paul and Glen Total Value Delta from Target Value Gap vs. Target Midstream Public Delta from Target Upstream Delta from Target Series B Delta from Target GP Delta from Target Target Value $ 3,002 $ 2,973 $(29) $ 2,973 $(29) $ 3,261 $ 3,252 (9) $ 3,252 (9) $ 3,452 $ 3,443 (9) $ 3,442 (10) $ 343 $ 333 (10) $ 333 (10) $ 943 $ 931 (12) $ 931 (12) $(29) (9) (10) (9) $(29) (9) (10) (10) Memo: Paul and Glen Source: Company filings (12) (12) 10 Additional Reference Materials Total Value Gap$(58)$(58) Pro Forma Shares Outstanding510.5508.4 Total Cash Payments$ 561$601